                                                                 EXHIBIT 10.8

                  BUSINESS AND TECHNOLOGY TRANSFER AGREEMENT


                                    BETWEEN


                         DIGITAL EQUIPMENT CORPORATION


                                      AND


                       SYNERGY SEMICONDUCTOR CORPORATION



                                                    AGREEMENT NO.    1
                                                                 ----------


                                     INDEX
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
SECTION  1     RECITALS                                      1

SECTION  2     DEFINITIONS                                   3

SECTION  3     TITLE AND LICENSE RIGHTS                      8

SECTION  4     CONFIDENTIALITY PROVISIONS                   15

SECTION  5     PREFERRED SUPPLIER                           20

SECTION  6     PROCESS TRANSFER                             25

SECTION  7     SYNERGY TECHNICAL ASSISTANCE                 32

SECTION  8     TRANSFER OF TECHNICAL INFORMATION            33

SECTION  9     UPDATES TO TECHNICAL INFORMATION             42

SECTION 10     LIMITATION OF LIABILITY AND
               REMEDIES FOR CAUSES OF ACTION                42

SECTION 11     TERMINATION                                  48

SECTION 12     WARRANTY PROVISIONS                          52

SECTION 13     GRANT OF SECURITY INTEREST                   54

SECTION 14     INDEPENDENT DEVELOPMENTS                     55

SECTION 15     REPORTS AND DESIGN REVIEWS                   56
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
SECTION 16     PUBLICITY                                    57

SECTION 17     DISPUTE SETTLEMENT                           58

SECTION 18     NOTICES                                      59

SECTION 19     FORCE MAJEURE                                59

SECTION 20     GOVERNING LAW                                60

SECTION 21     EFFECT OF HEADINGS                           60

SECTION 22     SEVERABILITY                                 60

SECTION 23     INTEGRATION                                  61

SECTION 24     TRANSFERABILITY                              61

SECTION 25     DISCLAIMER OF AGENCY                         63

EXHIBIT  A     TECHNOLOGY TRANSFER MILESTONES

EXHIBIT  B     BINDING MILESTONES

EXHIBIT  C     NON-BINDING MILESTONES

This Agreement is entered into as of the 15th day of December 1987, by and between Digital Equipment Corporation, a corporation duly organized and existing under the laws of the Commonwealth C Massachusetts, with principal offices at 146 Main Street, Maynard, Massachusetts 01754, (hereinafter "DIGITAL") and including all of its wholly-owned subsidiaries now or hereafter organized and Synergy Semiconductor Corporation, a corporation duly organize and existing under the laws of the State of California and having principal offices at 3450 Central Expressway, Santa Clara California 95051 (hereinafter "SYNERGY").

                            SECTION 1 - RECITATIONS

     1.1 DIGITAL has developed and has extensive continuing research in the design, development and manufacture of data processing system hardware and software computer products and component parts including integrated circuit semiconductor chips and packaging. DIGITAL further is the owner of information technical experience, know-how, show-how and data of confidential and proprietary nature relating to such hardware and software computer products and component parts which are valuable trade secrets of DIGITAL.

     1.2 SYNERGY intends to develop and to maintain extensive continuing research In integrated circuit design, fabrication and packaging technology. SYNERGY further is the owner C information, technical experience, know-how, show-how and data C a confidential and proprietary nature relating to semiconductor fabrication and assembly processes which are valuable trade secrets to SYNERGY.

     1.3 SYNERGY is interested in becoming a preferred supplier of Standard and Custom Integrated Circuits (IC's) for DIGITAL.

     1.4 SYNERGY further, is interested in having DIGITAL technical personnel evaluate certain of SYNERGY's products which DIGITAL intends to purchase.

     1.5 DIGITAL is interested in having an option for the transfer of SYNERGY process and product technology to DIGITAL.

     1.6 DIGITAL further, is interested in having SYNERGY produce DIGITAL custom designed IC's for DIGITAL, as a preferred customer of SYNERGY, as and when DIGITAL elects to have a specific custom IC manufactured by SYNERGY for DIGITAL.

     1.7 DIGITAL and SYNERGY are to enter into a Stock Purchase Agreement effective as of the effective date of this Agreement under which DIGITAL is purchasing SYNERGY Series B preferred stock and a Lease Commitment Agreement incorporating a Master Lease Agreement effective as of the date of this Agreement, pursuant to which DIGITAL will make available to SYNERGY an equipment line of credit ("Even Date Agreements").

     1.8 As an inducement to persuade DIGITAL to enter into the Even Date Agreements, SYNERGY has offered to grant DIGITAL a license to certain SYNERGY Bipolar ECL and BiCMOS processes.

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and the covenants and promises of the Even Date Agreements, DIGITAL and SYNERGY agree as follows:

                            SECTION 2 - DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

     2.1 LICENSED BIPOLAR ECL TECHNOLOGY shall mean SYNERGY's bipolar ECL processes and including all VARIATIONS to any such process, and all related product and design technologies, including information relating to of SYNERGY's Computer Aided Design ("CAD"), Electronic Computer Aided Design ("ECAD"), Computer Aided Manufacturing ("CAM"), Computer Aided Engineering ("CAE") and Simulation ("SIM") hardware and software design and/or manufacturing tools. technology and any other design and/or manufacturing tools and/or methodology, necessary to or useful in the design and/or manufacture of IC's using SYNERGY's bipolar ECL processes, including all documentation relating thereto, and including, further, all such technology which is licensed to SYNERGY, with the right to sub-license, now or hereafter during the TERM of this Agreement up to and including the date of the completion of the TECHNOLOGY TRANSFER of a BIPOLAR ECL PROCESS including UPDATES, pursuant to this Agreement, but not including any actual products or mask sets of SYNERGY except as provided for in Section 8.

     2.2 LICENSED BiCMOS TECHNOLOGY shall mean SYNERGY's BiCMOS processes and including all VARIATIONS to any such process, and all related product and design technologies, including all information relating to SYNERGY's CAD, ECAD, CAM, CAE, CIM and SIM hardware and software design and/or manufacturing tools, technology and any other design and/or manufacturing tools and/or methodology. necessary to or useful in the design and/or manufacture of IC's using SYNERGY's BiCMOS processes, including all documentation relating thereto, and including, further, all such technology which is licensed to SYNERGY, with the right to sub-license, now or hereafter during the TERM of this Agreement up to and including the date 'of the completion of the TECHNOLOGY TRANSFER of a BICMOS PROCESS, including UPDATES, pursuant to this Agreement, but not including any actual products or mask sets of SYNERGY except as provided for in Section 8.

     2.3 LICENSED TECHNOLOGY shall mean either or both of LICENSED BIPOLAR ECL TECHNOLOGY and LICENSED BiCMOS TECHNOLOGY, as the context of this Agreement shall indicate, which licensed technology is either in existence as of the date of the execution of this Agreement or subsequently created or developed by SYNERGY during the TERM of this Agreement or obtained by SYNERGY during the TERM of this Agreement with the right of SYNERGY to sublicense to others.

     2.4    UPDATE(S) shall have the meanings set forth in Section 9 hereof.

     2.5 INTELLECTUAL PROPERTY RIGHTS shall mean all rights below listed which have been, or will be, acquired or otherwise secured by either party before or during the TERM of this Agreement, throughout the world, and which rights are necessary to and/or essential to the reasonable practice or exercise of any rights granted under this Agreement:

     2.5.1 All right, title and interest in and to all Letters Patent and applications for Letters Patent, Industrial Models, Industrial Designs, Petty Patens, Patents of Importation, Utility Models, Certificates of Invention, and other indicia of invention ownership, including any such rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed; and

     2.5.2 All right, title and interest in and to all trade secret rights arising under the common law, state law, federal law or the laws of any foreign country; and

     2.5.3 All right, title and interest in and to all semiconductor mask work rights, and in all copyright rights and all other literary property and author rights, whether or not copyrightable; and all right, title and interest in and to all copyrights and copyrighted interests; and

     2.5.4 All right, title and interest in all know-how a. show-how, whether or not protectable by patent, copyright mask work right or trade secret.

     2.6 TERM shall mean the term of this Agreement, commencing upon the date first above mentioned and extending for ten (l0) years thereafter, unless terminated sooner in accordance with the provisions of this Agreement.

    2.7 COMMODITY INTEGRATED CIRCUITS ("COMMODITY IC's") for the purposes of this Agreement shall mean any small scale integrated circuit (SSI), medium scale integrated circuit (MSI), large scale integrated circuit (LSI), very large scale integrated circuit (VLSI) or ultra-large scale integrated circuit (ULSI), which integrated circuit ("IC") is fabricated using SYNERGY LICENSED TECHNOLOGY and is not customized or semi-customized specifically and only for any one customer of SYNERGY, including, by way of example only, Static RAM IC's fabricated by SYNERGY for sale to the semiconductor users market, and for which a source for Digital other than SYNERGY or DIGITAL exists.

     2.8 CUSTOM INTEGRATED CIRCUITS ("CUSTOM IC's") for the purposes of this Agreement shall mean any SSI, MSI, LSI, VLSI or ULSI, which integrated circuit ("IC") is fabricated using SYNERGY LICENSED TECHNOLOGY and is designed by or on behalf of DIGITAL, or by SYNERGY for DIGITAL's benefit, using DIGITAL design specifications provided to SYNERGY by or on behalf of DIGITAL, or by DIGITAL and SYNERGY together, or by another on behalf of DIGITAL and SYNERGY together, and which is subject to an agreement by which SYNERGY will not fabricate such CUSTOM IC for or on behalf of anyone other than DIGITAL, or a purchaser authorized by DIGITAL, including by way of example only, fully customized IC's and IC's based upon SYNERGY's gate arrays, standard cells or sea of gates, with metalization thereof personalized and customized to DIGITAL's design specifications, or any other IC not available to DIGITAL through any other source except SYNERGY or DIGITAL.

     2.9 SYNERGY TECHNICAL INFORMATION includes all of that information in written, or other corporeal form, referred to in Section 8, including the SYNERGY designed TEST VEHICLE, which SYNERGY is required to provide to DIGITAL subsequent to the exercise by DIGITAL of an option for the transfer to DIGITAL of a respective one of the SYNERGY BIPOLAR ECL PROCESS and/or the SYNERGY BiCMOS PROCESS, pursuant to this Agreement.

     2.10 TECHNOLOGY TRANSFER shall mean the transfer by SYNERGY to DIGITAL, pursuant to this Agreement, of all of the TECHNICAL INFORMATION, as more specifically defined in Section 8 of this Agreement, and/or the provision by SYNERGY to DIGITAL of all of the TECHNICAL ASSISTANCE, as more specifically defined in Section 7 of this Agreement, in order to effect the PROCESS TRANSFER as required by Section 6 of this Agreement, of either or both of the

BiPOLAR ECL PROCESS or BiCMOS PROCESS as the context of this Agreement shall indicate.

     2.11 TECHNICAL ASSISTANCE COMMENCEMENT DATE(S) shall mean the respective date(s), each to be mutually agreed upon by the parties, after the exercise by DIGITAL of an option to receive the TECHNOLOGY TRANSFER from SYNERGY for a respective one of the SYNERGY BIPOLAR ECL or BiCMOS PROCESS, upon which date SYNERGY will have completed the transfer to DIGITAL of the TECHNICAL INFORMATION necessary for DIGITAL to commence receiving the TECHNICAL ASSISTANCE from SYNERGY in order to effect the PROCESS TRANSFER for the respective one of the SYNERGY BIPOLAR ECL or the SYNERGY BiCMOS PROCESS.

     2.12 BIPOLAR ECL PROCESS shall mean one of SYNERGY's bipolar ECL processes, and including all VARIATIONS to such process, and all related product and design technologies, including all information relating to SYNERGY's CAD, ECAD, CAM, CIM and SIM hardware and software design and/or manufacturing tools, technology and any other design and/or manufacturing tools and/or methodology, necessary for or useful in the design and/or manufacture of IC's using such one SYNERGY BIPOLAR ECL PROCESS as shall, at DIGITAL's option, be selected by DIGITAL for transfer to DIGITAL pursuant to this Agreement, and including also all documentation relating thereto, the completion of the transfer of all of which is intended to enable DIGITAL to implement such process, or an equivalent compatible process, to fabricate IC's using the SYNERGY BIPOLAR ECL PROCESS, but not including any actual products or mask sets of SYNERGY, except as set forth in Section 8.

     2.13 BiCMOS PROCESS shall mean one of SYNERGY's BiCMOS processes, and including all VARIATIONS to such process, and all related product and design technologies, including all information relating to SYNERGY's CAD, ECAD, CAM, CIM and SIM hardware and software design and/or manufacturing tools, technology and any other design and/or manufacturing tools and/or methodology, necessary for or useful in the design and/or manufacture of IC's using such one SYNERGY BiCMOS PROCESS as shall, at DIGITAL's option, be selected by DIGITAL for transfer to DIGITAL pursuant to this Agreement, and including also all documentation relating thereto, the completion of the transfer of all of which is intended to enable DIGITAL to implement such process, or an equivalent compatible process, to fabricate IC's using the SYNERGY BiCMOS PROCESS, but not including any actual products or mask sets of SYNERGY, except as set forth in Section 8.

     2.14 VARIATIONS shall mean additional or modified process steps that, when applied to the basic process flow, would allow additional products or product types to be built.

     2.15 TEST VEHICLE shall mean three chips consisting of the following: a process parametric and defect density chip called the Process Control Pattern; a process characterization chip called a Test Device; and a RAM used to evaluate circuit performance and debug the process.

                      SECTION 3 - TITLE AND LICENSE RIGHTS

     3.1 SYNERGY shall retain title in and to all LICENSED TECHNOLOGY, including all right, title, and interest in and to all of SYNERGY's INTELLECTUAL PROPERTY RIGHTS covering such LICENSED TECHNOLOGY.

     3.2 SYNERGY hereby grants to DIGITAL a non-exclusive, world wide, royalty-free, irrevocable license under all INTELLECTUAL PROPERTY RIGHTS of SYNERGY necessary to practice SYNERGY LICENSED TECHNOLOGY, subject to the terms set forth below in this paragraph and the condition, enforceable personally and only by SYNERGY or such successors and assigns of SYNERGY as are permitted pursuant to the terms of this Agreement, and specifically excluding successors and assigns of SYNERGY resulting from SYNERGY's having become insolvent, or having made an assignment for the benefit of creditors, or having had a receiver or other officer appointed to take charge of all or part of SYNERGY's assets (hereinafter "permitted successors and assigns"), that DIGITAL may not exercise its rights pursuant to the license granted under this paragraph except (i) as to that part or parts of the LICENSED TECHNOLOGY necessary or useful to the practice of either or both of the BIPOLAR ECL and BiCMOS PROCESSES transferred to DIGITAL pursuant to this Agreement once such transfer shall have occurred, or
(ii) if prior to the completion of such transfer, all or any part of such transfer is prohibited by SYNERGY's having become insolvent or having made an assignment for the benefit of creditors, or having had a receiver or other officer appointed to take charge of all or part of SYNERGY's assets. The license granted under this paragraph ("DIGITAL's MANUFACTURING LICENSE") shall include the right of DIGITAL to manufacture IC's fabricated using such part or parts of the LICENSED TECHNOLOGY solely in the design, production, distribution, and repair of DIGITAL's products that incorporate IC's fabricated by DIGITAL using such part or parts of the LICENSED TECHNOLOGY, including the right to use or sell such incorporated IC's and authorize others to use or sell such incorporated IC's, and the right to use or sell such IC's for the purpose of incorporation into such products, as spare parts, and authorize others to so use or sell for the purpose of incorporation as such spare parts. Upon the exercise of one of the options of DIGITAL for the transfer of the BIPOLAR ECL PROCESS or the BiCMOS PROCESS by SYNERGY to DIGITAL pursuant to this Agreement, whichever occurs first, the license provided for under this paragraph shall cease as to any part or parts of the LICENSED TECHNOLOGY not necessary or useful to the practice of such PROCESS, except that which may be necessary or useful to the practice of the other of the BIPOLAR ECL and the BiCMOS PROCESS, which is the second to be transferred. Upon the transfer of both a BIPOLAR ECL PROCESS and a BiCMOS PROCESS, or the expiration of the ten year period, without the transfer of either or both of a BIPOLAR ECL PROCESS and a BiCMOS PROCESS, the license provided for under this Paragraph shall cease as to that part or parts of the LICENSED TECHNOLOGY not necessary or useful to the practice of the BIPOLAR ECL PROCESS and/or the BiCMOS PROCESS, of which the option to receive a transfer has not been exercised by DIGITAL. Should SYNERGY, for reason of becoming insolvent or making an assignment for the benefit of creditors, or having a receiver or similar officer appointed to take charge of all or part of SYNERGY's assets, be or become unwilling or unable to transfer all or a part of either the BIPOLAR ECL PROCESS or the BiCMOS PROCESS to DIGITAL pursuant to this Agreement, then, DIGITAL's license for all LICENSED TECHNOLOGY shall remain in full force and effect and the condition mentioned above in this Paragraph, personally enforceable only by SYNERGY or its permitted successors and assigns, shall be extinguished.

     3.2.1 As employed in this Section 3.2, the term "use" shall mean and include the rights to copy, reproduce, manufacture, fabricate, assemble, package, install, operate, test, correct, maintain, repair, modify, revise, adapt, translate, transliterate, extend, enhance and prepare derivative works from, but shall not include the right to sublicense for the purpose of having any of the foregoing acts performed by a third party for DIGITAL's benefit.

     3.3 DIGITAL shall, to the complete exclusion of SYNERGY, own all right, title and interest in and to any INTELLECTUAL PROPERTY RIGHTS in and to any improvements, modifications, enhancements, extensions and derivatives of LICENSED TECHNOLOGY made by DIGITAL. If DIGITAL licenses any such improvements, modifications, enhancements, extensions and derivatives of LICENSED TECHNOLOGY made by DIGITAL to any sublicensee of any part of SYNERGY's LICENSED TECHNOLOGY received by DIGITAL hereunder, then an equivalent license shall be granted by DIGITAL to SYNERGY on terms no less favorable to SYNERGY than the terms to such sublicensee.

     3.4 In the event that SYNERGY has not itself established a second source to manufacture CUSTOM IC's using SYNERGY's LICENSED TECHNOLOGY or does not itself have a second plant that manufactures an adequate supply of CUSTOM IC's or otherwise guarantees a continuity of supply of such CUSTOM IC's (e.g. by establishing a second manufacturing facility, maintaining an adequate inventory or setting up a second source) and should SYNERGY and DIGITAL, in the future, enter into an agreement for SYNERGY to fabricate CUSTOM IC's for DIGITAL, then, subject to the conditions above stated in this paragraph, SYNERGY hereby grants to DIGITAL a worldwide, irrevocable, non-exclusive license, with the right to sublicense others, to any LICENSED TECHNOLOGY, including a license under any and all INTELLECTUAL PROPERTY RIGHTS of SYNERGY necessary to the practice of such LICENSED TECHNOLOGY, solely for the purpose of manufacturing, on DIGITAL's behalf, CUSTOM IC's ("DIGITAL's CUSTOM SECOND SOURCE LICENSE"). DIGITAL's CUSTOM SECOND SOURCE LICENSE shall also arise, for the purpose of enabling DIGITAL to insure a second source of supply, if necessary, in the event that, during the term of any such agreement to fabricate CUSTOM IC's for DIGITAL, it occurs that neither such second source established by SYNERGY, nor such second plant, nor the ability to otherwise guarantee a continuity of supply to DIGITAL shall be and remain in existence. DIGITAL's CUSTOM SECOND SOURCE LICENSE granted under this Paragraph
3.4 shall expire as of the date of the completion of the TECHNOLOGY TRANSFER to DIGITAL of a BIPOLAR ECL PROCESS pursuant to this Agreement, as to CUSTOM IC's manufactured utilizing SYNERGY BIPOLAR ECL LICENSED TECHNOLOGY, and of the completion of the TECHNOLOGY TRANSFER to DIGITAL of a BiCMOS PROCESS, as to CUSTOM IC's manufactured utilizing SYNERGY BiCMOS LICENSED TECHNOLOGY. DIGITAL's sublicense rights contained herein shall be limited to second source manufacturers approved in advance in writing by SYNERGY, which approval shall not be unreasonably withheld, and which second source manufacturer shall have executed a form of Confidentiality and Non-Disclosure Agreement acceptable to SYNERGY. The DIGITAL CUSTOM SECOND SOURCE LICENSE provided for in this Paragraph
3.4 shall be royalty-free, provided however that if DIGITAL licenses third parties the license shall be royalty-free for one (1) year, or until such time as SYNERGY is able to meet such delivery requirements of DIGITAL, whichever occurs later. The royalty to be paid by DIGITAL or by a sublicensee of DIGITAL pursuant to DIGITAL's CUSTOM SECOND SOURCE LICENSE for IC's manufactured by any sublicensee for DIGITAL's behalf for which a royalty is required shall be equal to five percent (5%) of the Net Sales Price to DIGITAL for the first $10 million of IC's purchased by DIGITAL from such sublicensee, four percent (4%) of the Net Sales Price to DIGITAL for between $10 million and $20 million of IC's purchased by DIGITAL from such sublicensee, and three percent (3%) of the Net Sales Price to DIGITAL for those IC's purchased by DIGITAL from such sublicensee in excess of $20 million. Net

Sales Price shall mean the actual price paid by DIGITAL, less any credits or set offs for returned IC's.

     3.5 DIGITAL hereby grants to SYNERGY a personal non-exclusive, non-transferable, royalty-free license within the United States to use INTELLECTUAL PROPERTY RIGHTS of DIGITAL the subject matter of which INTELLECTUAL PROPERTY RIGHTS is disclosed and designated by DIGITAL as INTELLECTUAL PROPERTY RIGHTS or made available to SYNERGY for SYNERGY's use pursuant to Section 5.6 of this Agreement, solely for the purpose of designing and/or making and testing IC's for DIGITAL. This paragraph defines the full scope of the license granted by DIGITAL to SYNERGY and no other license or right to use DIGITAL's INTELLECTUAL PROPERTY RIGHTS for any purpose is granted expressly or by implication. This license specifically excludes SYNERGY from using any of DIGITAL's INTELLECTUAL PROPERTY RIGHTS to make or test IC's for any party other than DIGITAL. Should SYNERGY require any licenses in addition to that provided for in this Paragraph, the parties will confer and attempt in good faith to agree as to the terms and conditions for the grant of such license, including whether any additional license will be granted at all, and the royalty or other payment, if any, for such additional license.

     3.6.1 SYNERGY agrees that for a period of five (5) years it will not transfer technology to, or grant a license to directly make IC's for any person, firm or other legal entity having derived revenues, in its last full fiscal year, of at least five hundred million dollars ($500,000,000) from the business of the manufacture, or marketing and selling, of computer or computer peripheral equipment which is sold, leased or licensed in direct competition with computer or computer equipment manufactured or sold by DIGITAL, or to a person, firm or other legal entity controlled by, or which controls directly or indirectly, any such person, firm or entity as described in this Paragraph; provided however that a person, firm or other legal entity primarily engaged in the business of investment, including investment banking and venture capital firms, shall not be considered to control or be controlled by any such person, firm or other legal entity as described in this Paragraph.

     3.6.2 SYNERGY agrees that, until the earlier of the completion of the TERM of this Agreement or the conversion of all of the shares, purchased by DIGITAL pursuant to the Stock Purchase Agreement, into Common Shares, pursuant to the consummation of the Company's first public offering, it will not sell to any persons firm or other legal entity having derived, in its last full fiscal year, at least five hundred million dollars ($500,000,000.00) in revenues from the business of the manufacturer, or marketing and selling of computer or computer peripheral equipment which is sold, leased or licensed in direct competition with computer or computer peripheral equipment manufactured or sold by DIGITAL, or to a person, firm or other legal entity controlled by, or which controls, directly or indirectly, any such person, firm or entity as described in this sub-paragraph, sufficient shares of its capital stock to enable such person, firm or entity to possess the legal or equitable ownership of the same or a greater number of shares than are then owned by DIGITAL; provided however that a person, firm or other legal entity primarily engaged in the business of investment, including investment banking and venture capital firms, shall not be considered to control or be controlled by any such person, firm or other legal entity as described in this Paragraph.

                    SECTION 4 - CONFIDENTIALITY PROVISIONS

     4.1 It is the intention of DIGITAL and SYNERGY to transfer and/or exchange information in connection with this Agreement. Such information may be disclosed in oral, written, or any other tangible and/or corporeal form, or in the form of a computer program or database in machine-readable or other form, and shall, if such information is furnished in compliance with Section 4.4, constitute SYNERGY CONFIDENTIAL INFORMATION and/or DIGITAL CONFIDENTIAL INFORMATION, the confidential and proprietary nature of which, to DIGITAL and SYNERGY, respectively, is hereby acknowledged.

     4.2 It is expressly understood that any drawings, blueprints, descriptions, or other papers, documents, tapes, or any other media, and all copies or derivatives thereof, shall remain the property of the disclosing party. and the receiving party is authorized to use those materials only within the scope of the rights and licenses herein granted.

     4.3 Each party shall designate one or more Program Managers. The responsibility of the Program Manager(s) for each party will be to control the exchange of CONFIDENTIAL INFORMATION between the parties and to monitor within their company the distribution of information received from the other party solely for the purposes of performance under this Agreement. The Program Manager(s) for each party shall also arrange conferences and visitations between personnel of the respective parties. and acknowledge the receipt from the other party of all CONFIDENTIAL INFORMATION.

Program Manager(s) for SYNERGY shall be designated by its President.
                                      and

Program Manager(s) for DIGITAL shall be designated by the Group Manager, Semiconductor Business Operations.

     4.4 Disclosures of CONFIDENTIAL INFORMATION by one party to the other party pursuant to this Agreement shall be made by the disclosing party to the Program Manager for the receiving party (or his/her designee), with copy to a Program Manager for the disclosing party (or his/her designee). The Program Manager(s) will maintain a record of received CONFIDENTIAL INFORMATION for the duration of this Agreement. CONFIDENTIAL INFORMATION shall be disclosed as follows:

     4.4.1 When such is disclosed in writing and accepted. such writing will contain an appropriate legend. such as "Synergy Confidential" or "Digital Equipment Corporation Confidential," or the substantial equivalent thereof. If such disclosure is orally and/or visually made, it shall be identified at the time of disclosure as being CONFIDENTIAL INFORMATION and shall be confirmed in writing within thirty (30) days following such disclosure. The written confirmation will specifically point out that portion of the oral or visual disclosure which is CONFIDENTIAL INFORMATION in sufficient detail to allow the receiving party to identify that information deemed to be CONFIDENTIAL INFORMATION. Such written confirmation will also contain an appropriate legend as set forth above in this sub-paragraph. When such disclosure is in the form of a computer program or database, it shall be identified as CONFIDENTIAL INFORMATION by a label with an appropriate legend, or by notice of the confidential nature of the information as set forth in this sub-paragraph, appearing prominently in a principle screen display produced in using the program or database, if any screen display is produced, and on the media in which the program or database resides.

     4.5 Except as provided hereinafter, for a period of five (5) years from the date of receipt of the CONFIDENTIAL INFORMATION of the disclosing party, the receiving party agrees to use the same care and discretion to avoid disclosure, publication, or dissemination of received CONFIDENTIAL INFORMATION, as the case may be, outside the receiving party, as the receiving party employs with similar information of its own which it does not desire to publish; disclose, or disseminate.

     4.6 Disclosure by a receiving party of any CONFIDENTIAL INFORMATION of a disclosing party hereto shall not be precluded if such disclosure is:

     4.6.1 In response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the receiving party subject to such order shall first have made a good faith effort to obtain a protective order, requiring that the information and/or documents so disclosed under such order be used only for the purpose for which the order was issued and not be publicly disclosed, and provided, further, the receiving party, upon becoming aware of the existence of any such order, or a request that could result in the issuance of such an order. Shall have given reasonable and timely notice to the disclosing party sufficient to allow the disclosing party to challenge the request or order with respect to CONFIDENTIAL INFORMATION of the disclosing party.

     4.7 Information shall not be considered CONFIDENTIAL INFORMATION and the requirements of this Section 4 will not apply to any information which:

     4.7.1 If in writing in documented form, or in any other corporeal form, including recordings on any media, is not marked with a prominent and legible trade secret legend as specified in 4.4.1 above;

     4.7.2 Was in the receiving party's possession or was known to the receiving party prior to receipt under this Agreement;

     4.7.3 Is or becomes public knowledge without breach of this Agreement by the receiving party;

     4.7.4 Is or becomes available to the receiving party without a confidentiality restriction and without a breach of this Agreement from a source other than the disclosing party;

     4.7.5 Is developed by the receiving party independent of and without reference to CONFIDENTIAL INFORMATION received under this Agreement;

     4.7.6 Is received by the receiving party after written notification delivered to the disclosing party that the receiving party shall not accept any further information in confidence under this Agreement, in which event, notwithstanding any other terms in this Agreement, the disclosing party shall not be obligated to thereafter provide any such CONFIDENTIAL INFORMATION, except upon cancellation of the notice referred to in this Paragraph 4.7.6.

     4.8    SYNERGY and DIGITAL agree that the terms and conditions of this
Section 4 shall survive the termination of this Agreement for any reason whatsoever, including the expiration of TERM.

     4.9 SYNERGY agrees to faithfully reproduce DIGITAL trade secret, copyright and other proprietary notices and legends as applicable on all whole or partial copies and derivatives of DIGITAL CONFIDENTIAL INFORMATION occurring in any form.

     4.10 DIGITAL agrees to faithfully reproduce SYNERGY trade secret, copyright and other proprietary notices and legends as applicable on all whole or partial copies and derivatives of SYNERGY CONFIDENTIAL INFORMATION occurring in any form.

     4.11 SYNERGY and DIGITAL, both agree not to export or reexport, or cause to be exported or reexported, any technical data (including any CONFIDENTIAL INFORMATION) received hereunder, or the direct product of such technical data, to any country to which, under the laws of the United States, either party is or may be prohibited from exporting its technology or the direct product thereof.

     4.12 Any CONFIDENTIAL INFORMATION previously transferred under the Non-Disclosure Agreements executed by the Parties on 10 June, 1987 and 8 December, 1987, shall be considered to have been transferred on the effective date of this Agreement provided it constitutes CONFIDENTIAL INFORMATION within the meaning of the term or any equivalent term as used in such Non-Disclosure Agreements.

                        SECTION 5 - PREFERRED SUPPLIER

     5.1 DIGITAL agrees to purchase specific COMMODITY IC's from SYNERGY and SYNERGY agrees to sell specific COMMODITY IC's to DIGITAL if and when DIGITAL has a requirement for those specific COMMODITY IC's, designed and produced by SYNERGY. The terms and conditions of sale will be determined upon SYNERGY submitting a specific COMMODITY IC to DIGITAL for which DIGITAL has requirements or at any time during the development of CUSTOM IC's specifically for DIGITAL. The terms and conditions will include, but not be limited to, the following:

     5.1.1 SYNERGY will be provided an opportunity to supply up to fifty (50) percent of DIGITAL's requirements for each specific COMMODITY IC that SYNERGY designs and produces and for which DIGITAL has a requirement. DIGITAL may, at its discretion, allow SYNERGY to supply greater than fifty
     (50) percent of its requirements for such COMMODITY IC's, however, under no circumstances will DIGITAL be obligated to do so. If DIGITAL has prior commitments with other suppliers that preclude DIGITAL from providing SYNERGY up to fifty (50) percent of its total requirements for a specific COMMODITY IC, DIGITAL will exert its best efforts to provide SYNERGY as large an opportunity as possible up to the fifty (50) percent level. In no event will DIGITAL be obligated to violate prior agreements in an attempt to satisfy this Agreement.

     5.1.2 Each specific COMMODITY IC for which DIGITAL has a requirement, and which SYNERGY manufacturers, must first meet DIGITAL's standard qualification requirements for each specific COMMODITY IC. DIGITAL will attempt to provide qualification of SYNERGY manufactured products on a priority basis in order to assist SYNERGY in meeting the opportunities in Section 5.1.1.

     5.1.3 The percentage of DIGITAL's requirements for a specific COMMODITY IC that SYNERGY will be given the opportunity to sell to DIGITAL will not be reduced unless SYNERGY is unable to:

            a.  achieve a reasonable competitive market price;
            b. satisfy DIGITAL's delivery requirements at the time of the presentation to SYNERGY of a purchase order, which delivery requirements are customarily applied to other suppliers of similar devices;
            c.  satisfy DIGITAL's quantity requirements;
            d. maintain an acceptable incoming quality rate of no more than 10,000 ppm on a quarterly basis failing to meet DIGITAL specifications.

     DIGITAL will calculate SYNERGY's incoming quality rate quarterly by calculating the' cumulative effect of all shipments, for each part number received, during the thirteen (13) week' period of the quarter. DIGITAL's authorized Purchasing Agent for a specific part number may waive this requirement for any thirteen week period. Waiver by DIGITAL's authorized Purchasing Agent during any thirteen (13) week period does not constitute waiver for any future thirteen (13) week period. The thirteen (13) week periods all start on the first day of either July, October, January, or April.

     5.1.4 The percentage of DIGITAL's requirements for a specific COMMODITY IC that DIGITAL agrees to purchase from

     SYNERGY may be reduced to the same extent SYNERGY is unable to fulfill DIGITAL's requirements, for any specific IC, for any of the reasons stated in Paragraph 5.1.3, as measured during the quarter in which SYNERGY's inability was demonstrated, and such reduced percentage of DIGITAL': requirement: that DIGITAL is committed to purchase from SYNERGY may, if necessary for DIGITAL to obtain a source to cover such inability, last for a period of one (1) year from the end of such quarter or until such time as SYNERGY is able to meet DIGITAL's requirements, whichever occurs later.

     5.2 SYNERGY agrees to provide to DIGITAL up to the following percentages of SYNERGY's total wafer manufacturing capacity for production of all of
             -----
DIGITAL's COMMODITY IC's (to be manufactured by SYNERGY pursuant to Section 5.1) plus all of DIGITAL's CUSTOM IC's (to be manufactured by SYNERGY pursuant to
- ----
Section 5.7) in each of the following years: 1988: 80%; 1989: 50%; 1990: 40%; 1991:, 30% and 1992 and thereafter: 20% (hereinafter "allocated SYNERGY capacity"). Subject to the requirements of Sections 5.3 and 5.7.1, DIGITAL shall be free to allocate what portion of these percentages of SYNERGY's total wafer
                                                                   -----
manufacturing capacity will be used to produce DIGITAL's COMMODITY IC's and what portion will be used to produce DIGITAL's CUSTOM IC's.

     5.3 Subject to the total capacity limitations set forth in Section 5.2 above, SYNERGY agrees to provide up to fifty (50) percent of SYNERGY's capacity for any specific COMMODITY IC for which DIGITAL has a requirement and for which SYNERGY and DIGITAL have entered into an agreement of sale as provided in
Section 5.1 to meet DIGITAL's purchase requirements as stated in Section 5.1. In the event that SYNERGY is unable to meet the allocated SYNERGY capacity to meet DIGITAL's requirements due to a capacity constraint and later experiences an increase in capacity, DIGITAL will be given a right of first refusal to purchase such increased capacity up to such allocated SYNERGY capacity as it existed at the time SYNERGY became unable to meet DIGITAL's requirements.

     5.4 DIGITAL's requirements for specific COMMODITY IC's that DIGITAL could buy from SYNERGY will be forecasted to SYNERGY, with non-binding forecasts, annually at least three (3) months prior to the beginning of DIGITAL's fiscal year. DIGITAL will update such forecasts at each quarterly meeting between SYNERGY and DIGITAL. During such fiscal year, DIGITAL may adjust it's requirements up or down based upon its actual need and SYNERGY's demonstrated ability to supply as described in Paragraphs 5.1.3 and 5.1.4.

     5.5 SYNERGY agrees to offer DIGITAL terms and conditions of sale no less favorable than those offered to any other SYNERGY customer for similar products in volumes equal to or less than those requested by or furnished to DIGITAL.

     5.6 During the course of SYNERGY's product development cycle DIGITAL agrees to provide technical resources to evaluate certain of SYNERGY's products of interest to DIGITAL, and to provide a detailed evaluation of such product(s). Such detailed evaluation will in no event constitute qualification of that product for use by DIGITAL. The evaluation is only intended to provide performance data for SYNERGY's engineers and to provide the availability of test equipment which SYNERGY may not own at the time. Any such evaluation by DIGITAL will be completed at a facility of DIGITAL's choice and within a schedule of DIGITAL's choice. DIGITAL makes no warranty of the data it supplies SYNERGY pursuant to any such evaluation.

     5.7 SYNERGY agrees to use its best efforts to manufacture DIGITAL CUSTOM IC's when and as requested by DIGITAL at mutually agreed prices which yield to SYNERGY reasonable profit, which profit is expected to be based upon the average revenue per wafer start of wafers produced by SYNERGY which are not for the fabrication of CUSTOM ICs.

     5.7.1 SYNERGY agrees to provide the following percentages of the allocated SYNERGY wafer capacity for CUSTOM IC's, for which DIGITAL has a requirement, to meet DIGITAL's purchase requirements as stated in Section
     5.7 in the following years: 1988: 20%; 1989: 30%; 1990: 40%; 1991: 50%;
     1992 and thereafter: 50%.

     5.7.1.1 In the event that SYNERGY is unable to meet the percent of DIGITAL's requirements due to a capacity constraint and later experiences an increase in capacity, DIGITAL will be given a right of first refusal to purchase such increased capacity up to such percent of DIGITAL's requirements as they existed at the time SYNERGY became unable to meet DIGITAL's requirements.

     5.7.2 To insure DIGITAL's custom designs are manufacturable on SYNERGY's process, and to aid DIGITAL in designing custom devices, SYNERGY will, upon DIGITAL's written request, transfer all of SYNERGY's CAD, ECAD, CAM, SIM, and CAE hardware specifications and software tool specifications and any other design methodology in existence at the time of DIGITAL's request to DIGITAL.

     5.7.3 Any sublicense granted by DIGITAL pursuant to its CUSTOM SECOND SOURCE LICENSE shall include confidentiality and other provisions to protect SYNERGY's INTELLECTUAL

     PROPERTY RIGHTS in the LICENSED TECHNOLOGY, and any sublicensee shall be subject to SYNERGY's prior approval, which shall not unreasonably be withheld.

                          SECTION 6 - PROCESS TRANSFER

     6.1 SYNERGY agrees to carry out the TECHNOLOGY TRANSFER to DIGITAL, at DIGITAL's request, which request will be made during the ten (10) year period from the effective date of this Agreement, and which option shall be exercisable one time with respect to each of the following:

     6.1.1 A BIPOLAR ECL PROCESS as selected by DIGITAL, and including all VARIATIONS of that process, and

     6.1.2 A BiCMOS PROCESS as selected by DIGITAL, and including all VARIATIONS of that process, and

     6.1.3 A related product or TEST VEHICLE to effect the transfer of each of the BIPOLAR ECL PROCESS and the BiCMOS PROCESS as selected by DIGITAL, and

     6.1.4 UPDATES as they occur for each such BiPolar ECL and BiCMOS PROCESS for an additional three (3) years from the date of completion of the initial TECHNOLOGY TRANSFER to DIGITAL for each such process.

     6.2 SYNERGY's obligation to transfer such technology shall apply to all LICENSED TECHNOLOGY applicable to either or both of the one (1) BIPOLAR ECL PROCESS and one (1) BiCMOS PROCESS, provided that one or more of the following occurs:

     (1) DIGITAL and SYNERGY enter into an agreement for the production of IC's by SYNERGY for DIGITAL, utilizing practice of any BiPolar ECL process or BiCMOS process of SYNERGY, and SYNERGY materially fails to meet the delivery requirements of such agreement; or

     (2) DIGITAL and SYNERGY enter into one or more agreements for the production of IC's by SYNERGY for DIGITAL utilizing the practice of either any Bipolar ECL process of SYNERGY or any BiCMOS process of SYNERGY, or both, totaling in the aggregate four million dollars ($4,000,000.00) over a six (6) month period; or

     (3) DIGITAL provides to SYNERGY a forecast or forecasts of business with SYNERGY for the production of IC's by SYNERGY for DIGITAL, utilizing the practice of any Bipolar ECL process of SYNERGY or any BiCMOS process of SYNERGY, or both, totaling in the aggregate eight million dollars ($8,000,000.00) over any consecutive twelve (12) month period during the period of forty-eight (48) months from the date of the provision of the last of such forecasts necessary to meet the conditions of this subparagraph; or

     (4) DIGITAL and SYNERGY enter into an agreement for one or more joint research and development projects in accordance with which SYNERGY will receive from DIGITAL payments in the aggregate totaling eight million dollars ($8,000,000.00) in any consecutive twelve (12) month period during the forty-eight (.48) months following the date of the execution of the last of such agreements necessary to meet the conditions of this sub-paragraph; or

     (5) DIGITAL and SYNERGY enter into one or more agreements as contemplated in sub-paragraphs (2) and (4) above and/or DIGITAL provides one or more forecasts as contemplated in sub-paragraph (3) above pursuant to which SYNERGY would receive payments from DIGITAL and/or forecasted business from DIGITAL totally in the aggregate eight million dollars ($8,000,000.00) during any consecutive twelve (12) month period during the forty-eight (48) months following the execution of the last agreement, or the provision of the last forecast necessary to meet the conditions of this sub-paragraph.

     6.2.1 If DIGITAL exercises its option to receive the TECHNOLOGY TRANSFER, in whole or in part, based upon forecasted business from DIGITAL totaling in the aggregate eight million dollars ($8,000,000) during any consecutive twelve (12) month period pursuant to subparagraphs 6.2(3), (4) or (5) above, and, within the forty-eight (48) months following such forecast, SYNERGY does not receive at least two million dollar ($2,000,000) in actual business from DIGITAL during any twelve (12) month period included in such forty-eight (48) months, then DIGITAL shall pay SYNERGY the difference between two million dollars ($2,000,000) and the amount of actual business from DIGITAL during any such twelve month (12) period.

     6.2.2 Notwithstanding the above, DIGITAL shall be entitled to request immediately under this Section 6 a PROCESS TRANSFER of either or both a BIPOLAR ECL PROCESS or a BiCMOS PROCESS, as selected by DIGITAL, and SYNERGY shall be obligated to effect the related TECHNOLOGY TRANSFER, which TECHNOLOGY

     TRANSFER obligation shall survive the termination of this Agreement, if:

     (1)  SYNERGY shall have willfully breached its material obligations under
          Section 4 (CONFIDENTIALITY PROVISIONS) hereof; or

     (2)  SYNERGY shall have materially breached its material obligations under
          Section 4 (CONFIDENTIALITY PROVISIONS) hereof and any such breach shall have a material adverse effect upon the financial condition of DIGITAL; or

     (3) SYNERGY shall have willfully breached any of its material obligations under Section 5 (PREFERRED SUPPLIER) hereof; or

     (4) A Default or Event of Default under the Master Lease Agreement between SYNERGY and Digital Equipment Finance Corporation, a wholly owned subsidiary of DIGITAL, shall have occurred and be continuing.

     6.3 Except as otherwise provided in this Agreement, the TECHNOLOGY TRANSFER from SYNERGY to DIGITAL shall be at no additional cost to DIGITAL, and, including as more specifically set forth in this Agreement, shall be provided by SYNERGY to DIGITAL in whatever form is reasonably requested by DIGITAL. If such process or processes are available, DIGITAL shall have the right to exercise its option to select a BIPOLAR ECL PROCESS and a BiCMOS PROCESS at the same or different times during the ten (10) year period, and in whatever, order DIGITAL shall select. However, nothing in this Agreement creates an obligation upon SYNERGY to create or develop a BiCMOS PROCESS and SYNERGY shall not be deemed to have breached this Agreement because of a failure to create a fully operational BiCMOS PROCESS during the

TERM of this Agreement, nor shall such failure prevent DIGITAL from exercising its right to TRANSFER a SYNERGY BiCMOS PROCESS pursuant to this Agreement to the extent that TECHNICAL INFORMATION and/or TECHNICAL ASSISTANCE are capable of being made available to DIGITAL by SYNERGY regarding a BiCMOS PROCESS.

     6.4 The TECHNOLOGY TRANSFER by SYNERGY to DIGITAL will include all applicable documentation, know-how, and show-how, and SYNERGY shall make available, for each TECHNOLOGY TRANSFER of a BIPOLAR ECL PROCESS and a BiCMOS PROCESS, seven hundred fifty (750) man hours of its technical personnel to instruct DIGITAL in the implementation and use of the transferred technology, at no additional charge to DIGITAL except for direct out-of-pocket expenses that will be paid by DIGITAL as provided in Section 6.4. below.

     6.4.1 If DIGITAL deems it necessary. to have SYNERGY technical personnel available for more than seven hundred fifty (750) man hours for either transfer, SYNERGY will provide such technical personnel until the yield specified in Section 6.5.2 is achieved, unless such achievement is excused pursuant to Sections 6.5.2.1-6.5.2.4, in which event, until the end of a twelve (12) month period from the date the provision of the seven hundred fifty (750) man hours was completed, SYNERGY will provide technical personnel at a per diem rate of one thousand ($1,000.00) dollars per day, per individual, to be paid by DIGITAL. Notwithstanding the foregoing, in no event shall SYNERGY be requested to provide more than two (2) individuals to provide such additional TECHNICAL ASSISTANCE to DIGITAL, nor shall SYNERGY be required to make these individuals available to provide more than one (1) week each per month of such additional TECHNICAL ASSISTANCE to DIGITAL during this period of time.

     6.4.2 DIGITAL will pay for reasonable direct out-of-pocket expenses for any SYNERGY technical personnel sent to DIGITAL, at the request of DIGITAL pursuant to Section 6.4.1 and supported by bona fide expense receipts for lodging, meals, coach air or ground transportation and other miscellaneous expenses so long as the expenses are in keeping with DIGITAL's normal business practices

     6.4.3 DIGITAL shall pay such per die. and out-of-pocket expenses on a monthly basis within thirty (30) days after receipt of an invoice from SYNERGY.

     6.4.4 DIGITAL shall reimburse SYNERGY, at a mutually agreed to price, for all functional correlation wafers and assembly piece parts excluding reject material normally available during the course of manufacturing unless specifically made on demand for DIGITAL.

     6.5 Pursuant to the milestones established in EXHIBIT A and beginning upon DIGITAL's exercise in writing of the option to receive the TECHNOLOGY TRANSFER of a BiPOLAR ECL PROCESS and/or a BiCMOS PROCESS from SYNERGY, SYNERGY shall transfer to DIGITAL all of the TECHNICAL INFORMATION which SYNERGY itself employs or intends to employ in the design and manufacture of IC's. SYNERGY shall endeavor to provide such body of technology in the TECHNICAL INFORMATION as is sufficiently complete and understandable to DIGITAL so as to make DIGITAL, along with the accompanying TECHNICAL ASSISTANCE, successful in having a process compatible to the SYNERGY's process with minimal delays and/or problems.

     6.5.1 If conditions exist which result in greater than minimal delays and/or problems being encountered by DIGITAL in attempting to practice the SYNERGY BiPOLAR ECL and/or BiCMOS PROCESS, as the case may be, then SYNERGY and DIGITAL individually and jointly shall use their best efforts to identify and promptly resolve such conditions so that DIGITAL has the capability of fabricating devices with the SYNERGY process or compatible process as soon as is reasonably practicable.

     6.5.2 Until DIGITAL achieves a minimum wafer probe yield of at least seventy-five (75%) percent of SYNERGY's then existing yields on Test or Product Wafers manufactured hereunder by DIGITAL using SYNERGY's BIPOLAR ECL PROCESS or BiCMOS PROCESS, as the case may be, SYNERGY agrees, notwithstanding EXHIBIT A, but subject to Section 6.4 above with respect to the additional TECHNICAL ASSISTANCE and DIGITAL's payment of direct out-of-pocket expenses, to provide more detailed information and additional assistance to DIGITAL as needed. Such information and assistance shall be provided by SYNERGY on a best efforts basis to enable DIGITAL to rectify problems inhibiting its realization of such minimum wafer probe yield. DIGITAL understands and agrees, however, that SYNERGY's supply of such information and the furnishing of such assistance in support of such minimum wafer probe yield may be either limited or precluded in the event:

     6.5.2.1 DIGITAL's wafer manufacturing facilities are not of the same clean room class as that of SYNERGY's wafer manufacturing facility, and such class is maintained and evidenced by supporting data, such as lower defect density levels; or

   6.5.2.2 DIGITAL uses consumable manufacturing material (e.g., chemicals, masks, dc-ionized water) of lesser quality than that used at SYNERGY's wafer manufacturing facility; or

   6.5.2.3 DIGITAL uses starting material of a different size (diameter) than SYNERGY; or

   6.5.2.4 DIGITAL uses a Test or Product Design not mutually sourced or used at SYNERGY.


                    SECTION 7 - SYNERGY TECHNICAL ASSISTANCE


    7.1 Until such time as the TECHNOLOGY TRANSFER is completed, including UPDATES, for both BIPOLAR ECL and BiCMOS PROCESSES of SYNERGY, or until DIGITAL's option expires without exercise, both parties agree to hold information exchange meetings for the purpose of transferring that information which is necessary and required to allow DIGITAL to evaluate the cost to DIGITAL of, and to properly prepare for, the efficient transfer and implementation of the BIPOLAR ECL and/or BiCMOS PROCESS. After exercise by DIGITAL of the option to receive a BIPOLAR ECL PROCESS and/or a BiCMOS PROCESS, and beginning on the respective TECHNICAL ASSISTANCE COMMENCEMENT DATE, which date shall be mutually determined by and between the parties, SYNERGY shall provide all reasonable TECHNICAL ASSISTANCE to DIGITAL, as set forth herein, for the purpose of enabling DIGITAL to understand and implement the BIPOLAR ECL PROCESS or the BiCMOS PROCESS being transferred to DIGITAL. It is agreed that DIGITAL employees shall limit their activities related to the completion of such TECHNICAL ASSISTANCE at SYNERGY's facilities to learning the BIPOLAR ECL and/or BiCMOS PROCESS being transferred to DIGITAL. More specifically, DIGITAL employees shall be restricted to SYNERGY's wafer fabrication area and the appropriate assembly and test area(s), with proper escort. These people will meet and work with their counterparts on SYNERGY's manufacturing lines. They will have access to all of the relevant specifications and data necessary to understand the operation of and to operate the respective BIPOLAR ECL PROCESS or BiCMOS PROCESS. Any information DIGITAL has a need to know, except that related to production yields, product cost, and other SYNERGY customers will be made available to these people during the time such assistance is provided by SYNERGY.

    7.2 DIGITAL will assign no more than ten (10) experienced engineers per process to receive the TECHNICAL ASSISTANCE relating to either of the BIPOLAR ECL or BiCMOS PROCESS and UPDATES thereto (as hereinafter defined in Article 9), at SYNERGY's fabrication, assembly. and test facility or facilities. This TECHNICAL ASSISTANCE shall not commence earlier than fourteen (14) days after the TECHNICAL ASSISTANCE COMMENCEMENT DATE.

    7.3 Additionally, SYNERGY will make available, as appropriate. one design, process, device, product, assembly and test engineer for technical reviews for the duration of the TECHNOLOGY TRANSFER, beginning on the TECHNICAL ASSISTANCE COMMENCEMENT DATE. The schedule and duration and location of such technical reviews shall be agreed upon mutually. Such technical reviews shall be conducted at DIGITAL's facility in Massachusetts no more than once in any twelve month period.

    7.4 Except for the provision of additional TECHNICAL ASSISTANCE by SYNERGY technical personnel. as provided for in Section 6.4.1 through 6.4.3 above, each party will bear all travel and living expenses for its personnel while visiting the other party's facilities. Representatives and personnel of each party, during the time they are present on the other party's premises. shall be subject to all rules and regulations prevailing on such premises. None of either party's representatives or personnel shall be considered for any purpose to be an employee of the other party.

    7.5 Each party agrees that if any person connected with it or any of its subsidiaries or assigned by it or any of its subsidiaries to work hereunder, for either party during the Technology Transfer, or his legal representative, shall present any claim or institute any suit of action against the other party or its subsidiaries, or their directors, officers, agents or employees, for any property damage or personal injury, including death, connected with, related to, or arising out of the performance of the Technology Transfer portion of this Agreement, except for the gross negligence or willful misconduct of the other party, the party employing such a person shall defend and indemnify the other party and its subsidiaries, and their directors, officers, agents and employees, against any and all such claims, suits or actions.

    7.6 After the effective date of this agreement, DIGITAL shall have the right, subject to the reasonable approval of SYNERGY, as to the specific periods of attendance, to send its personnel to SYNERGY's development and manufacturing facilities to receive TECHNICAL INFORMATION and/or TECHNICAL ASSISTANCE regarding UPDATES. In the event that DIGITAL should require such TECHNICAL INFORMATION and/or TECHNICAL ASSISTANCE from SYNERGY regarding UPDATES at its own facility, it shall be made available to DIGITAL by SYNERGY. The schedule and duration of such additional TECHNICAL ASSISTANCE regarding UPDATES shall be agreed upon mutually. Written information may be requested by DIGITAL with respect to all UPDATES considered on such a visit and such will be promptly provided if reasonably available.

    7.7 To assist DIGITAL in the implementation of the TECHNOLOGY TRANSFER, SYNERGY agrees to prepare and make a minimum of twenty five (25) samples for equipment and/or measurement correlation at mutually agreed to steps, which will include but not be limited to, epi, implant, oxide, nitride poly, and metal, with the appropriate measurement data and refractive index included (e.g., critical dimensions, film thicknesses, junction depths, resistivity and refractive index).

    7.8 To further assist DIGITAL in the implementation of the TECHNOLOGY TRANSFER, SYNERGY agrees to test the process control pattern and/or finished Test and/or product dies on wafers manufactured by DIGITAL using a SYNERGY BIPOLAR ECL PROCESS or a SYNERGY BiCMOS PROCESS. The test(s) to be performed by SYNERGY shall be limited to a maximum of five (5) such wafers per month during the first twenty-four (24) months following the TECHNICAL ASSISTANCE COMMENCEMENT DATE until SYNERGY has tested a total of forty-five (45) wafers for each TECHNOLOGY TRANSFER of a BIPOLAR ECL PROCESS and a BiCMOS PROCESS.

   7.8.1 SYNERGY and DIGITAL will exchange a wafer lot comprising five (5) partially processed wafers on six (6) separate occasions for process correlation. Four (4) of these exchanges will include wafers which have been processed up to, but not including, metalization and two of these exchanges will include completely processed wafers. SYNERGY and DIGITAL shall mutually agree to the dates of the exchanges and the process steps up to which these four (4) partially processed wafer lots are to be manufactured.

   7.8.2 DIGITAL understands and agrees that the use and implementation of starting material (wafer size) and product and/or test die different from that used by SYNERGY may preclude part or all of such major exchanges.

    7.9 With respect to the items of TECHNICAL INFORMATION relating to the BIPOLAR ECL and/or BiCMOS PROCESS, DIGITAL may make changes and modifications of such TECHNICAL INFORMATION in order to render such information compatible with DIGITAL's manufacturing equipment.

   7.9.1 DIGITAL understands and agrees that the use and implementation of equipment substantially different from that used by SYNERGY will be done at DIGITAL's risk and may preclude the transfer of technology directly related to the use of such equipment.

    7.10 DIGITAL requires that SYNERGY identify key contact individuals in the areas of diffusion/implant, photo/etch, metals/CVD, evaluation/yield analysis, assembly, test, and product engineering who have direct on-line sustaining responsibilities. DIGITAL will identify individuals in each of the above areas, and process problems or questions will be directed to the SYNERGY individuals by DIGITAL's Program Manager or his/her designee.

    7.11 SYNERGY and DIGITAL will exchange assembly and test splits, if necessary, to ensure cross compatibility of each operation. Assembly will consist of two phases. Phase 1 will be initiated within ninety (90) days of completion of the transfer by SYNERGY to DIGITAL of all TECHNICAL INFORMATION as provided for in Section 8. SYNERGY will furnish DIGITAL at least two hundred and fifty (250) die of zero-yielding Product and/or Test Devices in wafer form already probed and backside prepared. Phase 2 will involve an eight (8)-way split between SYNERGY and DIGITAL assembly and test operations using both SYNERGY wafers and DIGITAL wafers. This split will be composed of at least one hundred (100) assembled die in each leg of the split and will occur after the final wafer lot exchange described in Paragraph 7.8, but before the final review meeting.

   7.11.1 DIGITAL understands and agrees that the use and implementation of the starting material (wafer size) and Product and/or Test die different from that used by SYNERGY may preclude part or all of the assembly and test compatibility split.


                 SECTION 8 - TRANSFER OF TECHNICAL INFORMATION


    8.1 Upon DIGITAL's exercise in writing of the Technology Transfer Option, SYNERGY agrees to promptly transfer to DIGITAL one set or copy (hard copy as applicable), each, of all information required by DIGITAL to understand and implement the SYNERGY BIPOLAR ECL or BiCMOS PROCESS, as applicable, or a compatible process, including the following:

   8.1.1 All BIPOLAR ECL and/or BiCMOS PROCESS specifications, including operational specifications and operator instructions, inspection specifications, process control specifications, photomask stepped print specifications, and incoming inspection specifications for raw wafers, chemicals and gases.

   8.1.2 Detailed BIPOLAR ECL and/or BiCMOS PROCESS flow documents. Included in these documents shall be, as applicable, step-by-step drawings of the topography resulting after each major step, the identity of fabrication and measurement equipment used, and process monitor specifications and measurement methods used. The process flow documents shall indicate both the in-line and end-of-process targets, and the control and reject limits related to all measurable parameters. These measurable parameters shall include but not be limited to, as applicable, critical dimensions, thicknesses, junction depths and sheet resistances for oxide, nitride, polysilicon, epi and metals. The parameters may be provided in histogram format with means and sigmas indicated. Additionally, and to the extent available, the information is to be provided in process control trend chart format with means, sigmas and control limits represented. This data shall include, as a minimum, the last three (3) months of production data of SYNERGY's applicable fabrication facility.

   8.1.3 Samples of all relevant material lot travelers used at SYNERGY, which comprise the entire relevant product manufacturing flow, including wafer fabrication, assembly, and test operations.

   8.1.4 A complete set of design and layout rules comprising all aspects of design, including simulation of both transistors and logic, and including compensation rules for final mask and finished wafer tolerances.

   8.1.5 Calma data base tapes in GDS 2 format of the Test Vehicle, and all relevant documentation used in the process debugging and characterization of the SYNERGY wafer manufacturing line. The documentation shall comprise analysis techniques and test equipment documentation for the TEST VEHICLE used.

   8.1.6 A complete list of SYNERGY's relevant assembly specifications detailing process flows, process techniques, equipment used, raw materials and piece parts (including drawings, description and vendor(s) used), and all lot travelers and specifications, including quality inspections and in-process product movement and finished product shipping containers (tubes or the like), fixtures, heat sinks, and marking equipment used at SYNERGY in the assembly and test of IC's. The assembly specifications shall also include die layout (die attachment and bonding diagrams), critical die dimensions (pad size and spacing), scribe information, mechanical finished part drawing(s), and, as applicable, all necessary backside preparation data (wafer backside resistance specifications, temperature coefficients, and permissible die attachment methods, and including related wafer backside preparation data).

   8.1.7 All available relevant critical device characterization data from SYNERGY showing compliance with all parametric tests for which specifications are in place. This data shall include temperature characteristics and pin-to-pin variation characterization data. This data shall include process split lot analysis demonstrating yield performance versus specification limits. SYNERGY shall also provide DIGITAL with histograms of parametric and functional results, with control and action limits, representing the preceding three

   (3) month period from SYNERGY's applicable production facility which shall include mean, sigma, and total number of measurement(s) for each histogram.

   8.1.8 Ten (10) functionally probed reject die from wafers whose process control pattern measurement is parametrically good from five (5) separate wafer lots (fifty (50) total) for destructive analysis.

   8.1.9 Two hundred (200) relevant assembly piece parts to allow for first assembly exchange, if required.

   8.1.10 Copies of all BIPOLAR ECL and/or BiCMOS PROCESS "Change Orders" incorporated into the BIPOLAR ECL and/or BiCMOS PROCESS at SYNERGY during the TECHNOLOGY TRANSFER.

   8.1.11 Any detail or drawing related to necessary special equipment, and/or modification of commercial equipment, which SYNERGY and DIGITAL mutually agree is necessary for DIGITAL to duplicate the BIPOLAR ECL and/or BiCMOS PROCESS and relevant test processes, as applicable. SYNERGY agrees to grant DIGITAL the option to purchase from SYNERGY, at a reasonable price, any special equipment, or fixtures, and software necessary in the manufacture of such processes if the equipment is not commercially available from any vendor except SYNERGY.

   8.1.12 SEM cross-sections of all physical structures of the BIPOLAR ECL and/or BiCMOS PROCESS comprising transistors, isolation structures, resistors, metal/via and dielectric topographies at mutually determined and agreed to BIPOLAR ECL and/or BiCMOS process steps. At the minimum, such SEM cross-sections shall be made after epi deposition, isolation, emitter drive, enhanced (extrinsic) base drive, 1st metal mask, 2nd metal mask and from the finished wafer, or samples shall be made available by SYNERGY to DIGITAL for such purposes.

   8.1.13 Documentation relating to the Process Control Patterns, detailing physical layout, measurement conditions, target values, control limits, reject limits, process capability index for each measurable parameter, and statistical control charts as available including histograms of three (3) months worth of data for each rejectable wafer evaluation criteria with mean, sigma, and total number of measurements for each histogram. The data format is to be similar to that requested in Paragraph 8.1.2.

   8.1.14 Test programs and related documentation for wafer probe, final test and finished product characterization test of the RAM TEST VEHICLE. The test programs shall include the functional and parametrical test conditions, and the documentation shall include the test program flow, required guard bands, and the test process flow, as well as all applicable vector information, worst case conditions on vectors, and test times. Additionally, and upon DIGITAL's special request therefore, SYNERGY will furnish DIGITAL with details related to the test equipment used at SYNERGY.

   8.1.15 Calma tapes in GDS 2 format for each test cell in the SYNERGY designed Test Device, including the corresponding circuit schematic for each of the cells, the logic diagram and the block diagram of the entire cell, and timing diagrams for all paths.

   8.1.16   Ten (10) functional die from five (5) separate wafer lots (fifty
   (50) die total). These die will be used for characterization. They will be in the form of the packaged Test Device. The purpose of providing this is for DIGITAL to perform DC and AC electrical characterization of the test circuit and/or transistors.

   8.1.17 The BiPOLAR ECL and/or BiCMOS PROCESS sensitivity data, showing the relationship between process parameters and product performance at wafer fabrication, process control pattern probe test, wafer unit probe test, assembly, and final test.

   8.1.18 Quality and reliability specifications covering the BiPOLAR ECL and/or BiCMOS PROCESS, including supporting data. This supporting data shall include ESD (ElectroStatic Discharge) information, one thousand (1000) hour life test data, and quality defect levels in PPM and reliability data in fits for both infancy and steady state failures for two (2) mutually agreed upon SYNERGY manufactured IC's.


                  SECTION 9 - UPDATES TO TECHNICAL INFORMATION


    9.1 If DIGITAL exercises its option to receive the TECHNOLOGY TRANSFER for either or both of a BiPOLAR ECL PROCESS or BiCMOS PROCESS, SYNERGY will notify DIGITAL on a best efforts basis six (6) months in advance of any UPDATE, if it is reasonably able to do so, that is to be implemented by SYNERGY, and in any event, UPDATES will be routinely delivered to DIGITAL, on a continuing basis, for an additional period of three (3) years from the date of completion of the TECHNOLOGY TRANSFER of such a process. Following the date on which the TECHNOLOGY

TRANSFER to DIGITAL is completed, SYNERGY shall furnish UPDATES to DIGITAL within thirty (30) days after the first successful implementation of such UPDATE by SYNERGY.

    9.2 UPDATE(S), with respect to transferred items shall have one of the following meanings depending upon the nature of the transferred item and shall mean Product UPDATE(S), Process UPDATE(S), and Test Information UPDATE(S) when the term UPDATE(S) is used without specifying Product, Process or Test
Information:

   9.2.1 Product UPDATE(S) shall mean information regarding modifications to SYNERGY the TEST VEHICLE which has been made to change, modify or correct the design of the SYNERGY TEST VEHICLE or to improve the electrical performance of the SYNERGY TEST VEHICLE such that the improved SYNERGY TEST VEHICLE is a direct replacement for the nonimproved SYNERGY TEST VEHICLE and, therefore, eliminates the need for the nonimproved SYNERGY TEST VEHICLE. The form of the information shall be a Calma data base tape, if requested, composite plots and/or written descriptions or explanations of the product UPDATE, sufficient to allow DIGITAL to implement such Product UPDATE. Product UPDATE(S) shall not mean modifications to the design made for the purpose of yield improvement or cost reduction. Examples of what are and what are not Product UPDATE(S) are given in the following. When an item is both classifiable as "included" and "excluded", the item will be considered to be a Product UPDATE.

Product UPDATE(S) include:
   9.2.1.1 Modification of the design made to correct logic errors and/or circuit errors.

   9.2.1.2  Modifications of the design made to correct layout rule errors.

   9.2.1.3 Modification made to the design to enhance the performance (i.e. speed, power and/or density)

   Product UPDATE(S) exclude:
   9.2.1.4 Modification made to the design to generate new and/or different SYNERGY products.

   9.2.1.5 Modifications of the design made to allow the product to be made on a different process device structure than the product was originally designed to be manufactured on.

   9.2.1.6 Modifications made to the design using proprietary design technology of/from another customer.

   9.2.2 Test Information UPDATE(S) shall mean modifications to test information for the purpose of correcting the test information as necessary to adequately test the TEST VEHICLE. Test Information UPDATE(S) do not include modifications made for the purpose of cost reduction or changes in guard bands. In the case where both corrections and cost improvements are included in the same test information, then the corrections will be documented and transferred so that the receiving party may likewise modify its information. Examples of what are and what are not Test Information UPDATES are given below. When an item is classifiable as both "included" and "excluded" the item will be considered to be a Test Information UPDATE:

Test information UPDATE(S) include:

   9.2.2.1 Modifications made to the generic test masterfile, e.g., information to correct test routines, subroutines or preconditions.

   9.2.2.2 Modifications made to the test information to detect and reject parts having new or different failure modes.

   9.2.2.3 Modifications of drawings of special test fixtures related to the testing of a product for the purpose of correcting errors.

Test Information UPDATE(S) exclude:
   9.2.2.4 Modifications made to the test information for the purpose of cost reduction, (e.g., multi-sort programs, automatic handlers, changes in guard bands and guard band strategies, and changes to provide shorter test time.)

   9.2.2.5 Modifications made to the test information to test products other than the product that the test procedure was originally designed to test.

   9.2.3 While the modifications of Paragraph 9.2.2.4 are excluded from Test Information UPDATE(S) for purposes of required transfer thereof, these modifications may be practiced in the factory of either party.

   9.2.4 Process UPDATE(S) shall mean modifications to a process which have been made as a correction or to improve the process in such a way as to be a direct replacement for the nonimproved process. Process UPDATE(S) do not include modifications made to generate processes which incorporate new and/or different device structures. When an item is classifiable as both "included" and "excluded", the item shall be considered a Process UPDATE. Examples of what are and what are not Process UPDATES are given below:

Process UPDATE(S) include, but are not limited to:
   9.2.4.1 Modifications of time, temperature, or gas-flow schedules of diffusion, oxidation and heat treatment steps.

   9.2.4.2 Modifications of process design rules as necessary to improve manufacturability of products designed to be manufactured on the unmodified process.

   9.2.4.3 Modification of the ratio of metal components in the metalization targets.

   9.2.4.4 Modification to trace impurity concentrations in deposited insulator layers.

   9.2.4.5   Modifications of the liquid or gaseous etchants.

   9.2.4.6 Modifications which change starting material resistivity, equipment settings, and/or chemical specifications.

   9.2.4.7   Changes in dopant materials and related doses.

   9.2.4.8   Changes in major manufacturing equipment.

   9.2.4.9 Changes in vendors (except for cost) and/or specifications to vendors related to wafer manufacturing, assembly and test material procurement.

   9.2.4.10 Modification to the items of TECHNICAL INFORMATION to incorporate an improvement to a given process step which is for speed enhancement or photolithographic 'shrink' and which directly replaces a prior process step .

Process UPDATE(S) exclude:
   9.2.4.11 TECHNICAL INFORMATION not related to the technology transferred under this Agreement.

   9.2.4.12 A new process which does not replace the old process but runs simultaneously with the existing process.


        SECTION 10 - LIMITATION OF LIABILITY AND REMEDIES FOR CAUSES OF
                                     ACTION


   10.1 SYNERGY shall be liable for, shall indemnify and hold DIGITAL harmless from any cause of action arising from any injury to persons or personal property occurring in the course of activities pursuant to this Agreement, and caused solely by the fault or negligence of SYNERGY, its officers, employees, agents or representatives.

   10.2 DIGITAL shall be liable for, shall indemnify and hold SYNERGY harmless from any cause of action arising from any injury to persons or personal property occurring in the course of activities pursuant to this Agreement, and caused solely by the fault or negligence of DIGITAL, its officers, employees, agents or representatives.

   10.3 Except for the willful and wanton breach of Section 4 of this Agreement, each party's liability in damages to the other party under this Agreement shall be limited to actual direct damages proximately caused by a breach of this Agreement.

   10.4 Except for the willful and wanton breach of Section 4 of this Agreement, in no event shall DIGITAL or SYNERGY be liable, one to the other, for any indirect, consequential, incidental or punitive damages arising out of performance under or breach of this Agreement.

   10.5 The parties hereto agree that no action in any form arising out of this Agreement may be instituted by either party against the other more than two
(2) years after the cause of action has arisen and should have become known through the exercise of reasonable diligence, or in the case of nonpayment, more than two (2) years from the date such payment becomes due.


                            SECTION 11 - TERMINATION


   11.0 DIGITAL may terminate this Agreement for cause, at its sole option, upon fifteen (15) days' prior written notice to SYNERGY, if SYNERGY is in default under the Stock Purchase Agreement by virtue of SYNERGY's failure to comply with its obligations as set forth in Section 1.3(b) thereof. Upon such termination, all of the rights and obligations of the parties hereto shall thereupon terminate unless otherwise expressly provided herein.

   11.1 DIGITAL may terminate this Agreement for cause, at its sole option, upon thirty (30) days' prior written notice to SYNERGY, if a default or Event of Default under the Master Lease Agreement between SYNERGY and Digital Equipment Finance Corporation, a wholly-owned subsidiary of DIGITAL, of even date herewith, shall have occurred and be continuing. Upon such termination, all of the rights and obligations of the parties hereto shall thereupon terminate unless otherwise expressly provided herein.

    11.1.1 Either party may terminate this Agreement for cause, if the other party materially breaches any of its material obligations hereunder upon written notice specifying such breach and the failure of the party receiving such notice to cure or remedy such breach within 90 days after receipt of such notice; provided that the party giving such notice shall have undertaken the dispute settlement procedures provided for in Section 17 hereof; and provided further that a failure by SYNERGY to meet delivery or quality requirements for IC's under any purchase agreement entered into pursuant to this Agreement shall not be considered to be a material breach of this Agreement. Upon any such termination, all of the rights and obligations of the parties hereto shall thereupon terminate unless otherwise expressly provided herein. The termination shall be effective upon the defaulting party's receipt of such written notice of termination, or upon the third day following the mailing of the notice of termination in accordance with the terms of Section 17, whichever occurs first.

    11.1.2     Notwithstanding paragraph 11.1.1 above:

    11.1.2.1 Neither DIGITAL nor SYNERGY may terminate this Agreement for a breach of the CONFIDENTIALITY PROVISIONS contained in Section 4 hereof unless:

        (i) the other party shall have willfully breached its material obligations thereunder, or

        (ii) any such breach of such CONFIDENTIALITY PROVISIONS shall have a material adverse effect upon the financial condition of DIGITAL or SYNERGY, as the case may be.

   11.2 Termination of this Agreement shall not (i) affect or release the parties hereto from any rights or obligations which have accrued to one of the parties hereto at the time such termination becomes effective, including, without limitation, any licensed granted hereunder; (ii) rescind any transaction or circumstance pursuant to which any payment or other consideration was made or given by one party to the other, or (iii) affect in any manner the survival of any right, duty or obligation of a party hereto which is expressly provided elsewhere in this Agreement to survive such termination.

   11.3 Upon the occurrence of events or circumstances which give DIGITAL a right to terminate this Agreement and the giving by DIGITAL of the notice provided for in Section 11 and, if applicable, the passage of the ninety (90) days provided for in Section 11.1.1 along with the undertaking of the dispute resolution procedures, as called for in Section 11.1.1, SYNERGY shall be considered in default of this Business and Technology Transfer Agreement for purposes of DIGITAL's or DIGITAL EQUIPMENT FINANCE CORPORATION'S rights and remedies under the Even Date Agreements.

   11.4 Without derogating any other rights of DIGITAL pursuant to this Section 11, in the event that SYNERGY is in violation of either or both of Sections 3.6.1, 3.6.2 and 24 of this Agreement, or DIGITAL is given notice of an intent of SYNERGY to enter into a transaction which would be in violation of either or both of such Sections 3.6.1, 3.6.2 and 24, then DIGITAL shall, at its option, have the right (1) to immediately exercise its options for the transfer of either or both of the BIPOLAR ECL PROCESS and the BiCMOS PROCESS, whether or not the provisions of Section 6.2 have been met (2) to exercise such option as against SYNERGY, if SYNERGY survives such transaction, and enforce all of its rights and SYNERGY's obligations, pursuant to this Agreement, against SYNERGY, or (3) to exercise such option as against the successor in interest to SYNERGY, and enforce all of its rights and the obligations of SYNERGY, pursuant to this Agreement, as against the successor in interest of SYNERGY. Any such option shall be exercised by notice to SYNERGY given not more than twenty (20) days following notice to DIGITAL that SYNERGY is in violation of or intends to enter into a transaction in violation of Section 3.6.1, 3.6.2 or 24. Should DIGITAL elect to immediately exercise its option as to either or both of the BiPOLAR ECL LICENSED TECHNOLOGY and the BiCMOS LICENSED TECHNOLOGY, SYNERGY will be obligated to complete, prior to one (1) year from the date of DIGITAL's notice to SYNERGY or the completion of such transaction which would violate such Sections 3.6.1, 3.6.2 and 24, or any of them, whichever occurs first, the TECHNOLOGY TRANSFER (excluding the requirement to deliver UPDATES during that time), as to whichever, or both, of the BIPOLAR ECL PROCESS or BiCMOS PROCESS is elected by DIGITAL to be transferred immediately to DIGITAL. In addition, DIGITAL's MANUFACTURING LICENSE shall be and hereby is made royalty free, without any requirements, to purchase IC's from SYNERGY, or its successor, as including a right to sublicense others for the purpose of designing and/or making IC's for DIGITAL.

   11.5 In the event SYNERGY proposes to consolidate, or merge with or into, or sell all or substantially all of its assets to any other corporation, person or other legal entity, (hereinafter "merger, consolidation or sale of assets"}, it shall give notice of such proposal to DIGITAL given as soon as practical but not later than the second day following the public disclosure of such proposal. DIGITAL may (i) by notice to SYNERGY given within twenty (20) days of SYNERGY's notice to DIGITAL, require that SYNERGY immediately commence the TECHNOLOGY TRANSFER whether or not the provisions of Section 6.2 have been met and (ii) by notice to SYNERGY given within thirty days of SYNERGY's notice to DIGITAL, cancel the preferred supplier relationship set forth in Section 5. In the event that DIGITAL exercises its right under subsection (i) above, SYNERGY shall not consummate its proposed merger, consolidation or sale of assets prior to transferring such of the SYNERGY TECHNICAL INFORMATION as is then in its possession. In addition, if requested by DIGITAL, SYNERGY shall make available up to six technical personnel, selected by DIGITAL, to supply up to seven hundred fifty (750) man hours prior to the closing of such merger, consolidation or sale of assets. In no event, however, shall SYNERGY be obligated to delay such merger, consolidation or sale of assets if less than seven hundred fifty
(750) man hours have been supplied pursuant to the foregoing.


                       SECTION 12 - WARRANTY PROVISIONS


   12.1  General Warranty
         ----------------

    12.1.1 DIGITAL represents and warrants to SYNERGY that DIGITAL is not under any obligation that would prevent it from entering into and fully performing under this Agreement.

    12.1.2 SYNERGY represents and warrants to DIGITAL that SYNERGY has not made and shall not make any commitment to others which is inconsistent with or in derogation of the rights granted to DIGITAL hereunder; that subject to the provisions of Section 12.1.3 below, SYNERGY has all necessary legal title and license rights in LICENSED TECHNOLOGY to grant such rights to DIGITAL as are granted under this Agreement; and that SYNERGY is under no obligation that would prevent it from entering into and fully performing under this Agreement.

    12.1.3 SYNERGY represents and warrants that to the best of SYNERGY's knowledge, information and belief, without conducting a technology clearance search in the United States Patent and Trademark Office, there are no impending, threatened or pending infringement actions, or infringements of any third party patent, copyright, mask work right, trade secret, trademark or other third party proprietary rights involving LICENSED TECHNOLOGY, and that SYNERGY, its officers and directors, are not aware of any information which would indicate that any LICENSED TECHNOLOGY infringes upon any third party patent, copyright, mask work right, trade secret, trademark or other intellectual property right.

    12.1.4 SYNERGY represents and warrants that SYNERGY shall use best efforts in acquiring LICENSED TECHNOLOGY from third parties to receive all necessary legal title and license rights that are necessary to grant such rights as are or may be granted to DIGITAL under this Agreement, and shall immediately upon discovery notify DIGITAL of any restriction against such grants and thereafter use best efforts to overcome the restriction.

   12.2  WARRANTY EXCLUSION:
         ------------------

   The warranties and agreements stated herein are EXPRESSLY IN LIEU OF all other understandings, agreements, representations or warranties regarding the subject matter of this Agreement, including but not limited to express warranties and the IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                    SECTION 13 - GRANT OF SECURITY INTEREST


   13.1 To secure SYNERGY's obligations hereunder to transfer to DIGITAL a BIPOLAR ECL PROCESS and a BiCMOS PROCESS, and UPDATES, and to license DIGITAL to use LICENSED TECHNOLOGY, and to secure DIGITAL's right to the quiet possession and full enjoyment of the rights in LICENSED TECHNOLOGY granted to DIGITAL hereunder (collectively hereinafter referred to as the "Secured Obligations"), and in consideration of the payments made to SYNERGY under the Stock Purchase Agreement and other good and valuable consideration , the receipt of which is hereby acknowledged by SYNERGY, SYNERGY hereby grants to DIGITAL a security interest in all of SYNERGY's right, title and interest, including INTELLECTUAL PROPERTY RIGHTS, in and to the LICENSED TECHNOLOGY (hereinafter collectively referred to as "COLLATERAL"). The security interest shall attach on the effective date of this Agreement. To enable DIGITAL to perfect the security interest, SYNERGY agrees, upon request, to execute appropriate financing statement(s) for DIGITAL in all relevant jurisdictions. DIGITAL shall be entitled to exercise all rights and protections afforded to a secured creditor under Article 9 of the Uniform Commercial Code of any state in which the COLLATERAL may be found, or in which an action is brought under this Agreement, or in which SYNERGY becomes involved in proceedings in insolvency or bankruptcy. This
Section 13 shall not, and is not intended to, prohibit SYNERGY from using, transferring or licensing the LICENSED TECHNOLOGY, not otherwise in contravention of the terms and conditions of this Agreement. The security interest under this Section 13, with respect to the BIPOLAR ECL TECHNOLOGY shall terminate upon the completion of the TECHNOLOGY TRANSFER of the BIPOLAR ECL PROCESS to DIGITAL, and with respect to the BiCMOS LICENSED TECHNOLOGY, shall terminate upon the completion of the TECHNOLOGY TRANSFER of the BiCMOS PROCESS to DIGITAL, and upon such termination(s) DIGITAL will file the appropriate termination statements to terminate the applicable part of the security interest.


                     SECTION 14 - INDEPENDENT DEVELOPMENTS


   14.1 Nothing contained in this Agreement shall prevent or in any way restrict DIGITAL in independently, without the use of SYNERGY PROPRIETARY TECHNOLOGY or SYNERGY CONFIDENTIAL INFORMATION developing and marketing either through the use of its own personnel or through third parties, or from acquiring from third parties and marketing, hardware or software products similar to any SYNERGY PROPRIETARY TECHNOLOGY OR SYNERGY CONFIDENTIAL INFORMATION. Nothing herein shall be construed to grant SYNERGY any rights in any such similar hardware or software products so developed or acquired, or in the revenues or any portion thereof derived by DIGITAL from the use, sale, lease, license or other disposal of any such similar hardware and software products.

   14.2 Nothing contained in this Agreement shall prevent or in any way restrict SYNERGY in independently, without the use of DIGITAL PROPRIETARY TECHNOLOGY or DIGITAL CONFIDENTIAL INFORMATION developing and marketing, either through the use of its own personnel or through third parties, or from acquiring from third parties and marketing, hardware or software products similar to any DIGITAL PROPRIETARY TECHNOLOGY or DIGITAL CONFIDENTIAL INFORMATION. Nothing herein shall be construed to grant DIGITAL any rights in any such similar hardware or software products so developed or acquired, or in the revenues or any portion thereof derived by SYNERGY from the use, sale, lease, license or other disposal of any such similar hardware and software products.


                    SECTION 15 - REPORTS AND DESIGN REVIEWS


   15.1 SYNERGY shall provide DIGITAL written technical progress reports, and conduct design and technical status reviews.

   15.2 The design and technical status reviews shall be held at DIGITAL's or SYNERGY's facilities as mutually agreed to by the parties.

   15.3 SYNERGY and DIGITAL shall meet at least once each calendar quarter as provided in Section 7.3 above to evaluate SYNERGY's business and technological progress. These design and technical status reviews shall focus on joint planning and design efforts for new products to be developed by SYNERGY for use by DIGITAL in its products.

   15.4 The technical progress reports shall include a separate summary for each research and development activity occurring during the reporting period and in pursuance of this Agreement. At a minimum, each of the research and development activities occurring during the reporting period shall be addressed.

   15.5 Each technical progress report, as applicable, shall report the accomplishment of, or the failure to accomplish, any applicable milestone referenced in Exhibit B and Exhibit C to this Agreement, which, according to Exhibit B and Exhibit C, should have been accomplished during such reporting period. SYNERGY understands that DIGITAL considers time to be of the essence with respect to the milestone schedule contained in Exhibit B, and any failure of SYNERGY to meet the milestone dates in the schedule of Exhibit B, may be considered by DIGITAL to be a material breach of this Agreement. In no event, shall failure to meet the milestones set forth in Exhibit C be considered a material breach of this Agreement.


                            SECTION 16 - PUBLICITY


   16.1 Neither party to this Agreement shall publicize the existence. of this Agreement, nor refer to the other party in connection with any product, promotion or publication without the prior written approval of such other party. Each party shall use its best efforts not to disclose to any third party the terms and conditions of this Agreement during its term, except as required by law, or by government regulation, requirement or order, or as may be necessary to establish or assert its rights hereunder; or as SYNERGY may reasonably conclude will be important to SYNERGY in its efforts to raise capital in private transactions, provided that such disclosure in its efforts to raise capital shall be accompanied by a notice from SYNERGY to the party to whom the Disclosure is made that the existence of this Agreement is to be maintained in confidence.


                        SECTION 17 - DISPUTE SETTLEMENT


   17.1 In the event of a dispute or disagreement between the parties hereto as to any provision hereof, including, without limitations, the failure of either party to meet any of its obligations hereunder (whether or not such failure would give rise to a right of termination under Section 11 hereof), the party claiming such dispute shall serve upon the other written notice setting forth in sufficient detail the nature and basis for such dispute. If the dispute so described in the notice is not cured or remedied to the satisfaction of the party giving such notice within thirty (30) days of receipt of such notice, then the disputing party may, by written notice to the other party, request a meeting of representatives of the management of SYNERGY and DIGITAL to consider such dispute, which meeting shall occur within thirty (30) days of receipt of the notice requesting such meeting, which meeting shall be held in the State of California at a place to be designated by SYNERGY, if such request is given by DIGITAL, or in the Commonwealth of Massachusetts at a place to be designated by DIGITAL, if such request is made by SYNERGY, for the purpose of resolving the dispute in the spirit of mutual respect, mutual trust and mutual benefit in which this Agreement is entered into.

   17.2 If the dispute is not resolved, or the basis thereof is not cured to the satisfaction of the parties, within thirty (30) days of the commencement of the management meeting referred to in Section 17.1 above, or if upon expiration of thirty (30) days from the receipt of written notice requesting such meeting no such meeting shall have commenced, either party may pursue whatever rights and remedies are available to it hereunder or elsewhere.


                             SECTION 18 - NOTICES


   18.1 Any and all written notices, communications and deliveries between SYNERGY and DIGITAL with reference to this Agreement shall be sufficiently made on the date of mailing if sent by registered mail to the respective address, subject to change upon written notice, of the other party as follows;


   In the case of DIGITAL:             Copy to:
   Manager, Semiconductor              Semiconductor Operations
   Business Operators                  77 Reed Road
   111 Locke Drive                     Hudson, Massachusetts 01749
   Marlboro, Massachusetts 01752       Attn: Synergy Program Manager

   In the case of SYNERGY:             Copy to:
   Synergy Semiconductor               Synergy Semiconductor
   Attn: President                     Attn: Digital Program Manager
   3450 Central Expressway             3450 Central Expressway
   Santa Clara, CA 95051               Santa Clara CA 95051


                          SECTION 19 - FORCE MAJEURE


   19.1 Neither party to this Agreement shall be responsible for delay or failure in performance caused by any government act, law, regulation, order or decree, by communication line or power failures beyond its reasonable control, or by fire, flood or other natural disasters nor shall any such delay or failure be considered to be a breach of this Agreement. In any such event, performance shall take place as soon thereafter as is reasonably feasible.


                          SECTION 20 - GOVERNING LAW


   20.1 The laws of the State of California shall govern with respect to the construction of and performance under this Agreement and any legal questions which may arise under this Agreement.


                        SECTION 21 - EFFECT OF HEADINGS


   21.1 The Article headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Article or in any way affect this Agreement.


                           SECTION 22 - SEVERABILITY


   22.1 In the event that any one or more of the provisions of this Agreement shall be deemed invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not in any way be impaired. Any ambiguity which arises by reason of such invalidity, illegality or unenforceability shall be construed in accordance with the overall intent of the parties as exhibited by the remaining provisions of this Agreement.


                           SECTION 23 - INTEGRATION


   23.1 This Agreement and the even date agreements set forth the exclusive and entire agreement and understanding of the parties relating to the subject matter contained herein, and merges all other prior and contemporaneous discussions and agreements, including the non-disclosure agreement of 10 June 1987, between DIGITAL and SOLID STATE TECHNOLOGIES (prior name of SYNERGY) and December 8, 1987 between SYNERGY and DIGITAL.

   23.2 Neither party shall be bound by any definition, condition, warranty, or representation, except as expressly referenced or set forth in this Agreement, or as subsequently set forth in a writing signed by a duly authorized representative of each party.


                         SECTION 24 - TRANSFERABILITY


   24.1 This Agreement shall be binding upon and shall enure to the benefit of any corporation or other legal entity with which SYNERGY or DIGITAL may be merged or consolidated, or to an assignee of the total assets of either party which relate to this Agreement, provided that such legal entity or assignee agrees to assume and be bound by the obligations and provisions of this Agreement to the same extent that it would have been bound had such legal entity or assignee been an original party to this Agreement., and further provided that the surviving corporation has a demonstrably ready capability to fully perform under this Agreement.

    24.2.1 For the period set forth in subsection 24.2.2, SYNERGY will not consolidate or merge with or into or sell all or substantially all of its assets, without the consent of DIGITAL, which consent will not be reasonably withheld, to any person, firm or other legal entity described in Section 3.6.1.

    24.2.2 The consent of DIGITAL to a transaction described in, and as permitted in, subparagraph 24.2.1 is required until the consummation of the sale of SYNERGY's shares of its common stock in a firm commitment underwriting pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended; provided that, subsequent to December 31, 1989, DIGITAL's consent shall only be required if one or more of the .events set forth in Section 6.2 shall have occurred.

    24.2.3 In determining whether DIGITAL's consent has been unreasonably withheld due consideration shall be given to whether the proposed merger would impair the ability of DIGITAL to receive the benefits of the TECHNOLOGY TRANSFER provided for in Section 8.

   24.3 This Agreement is materially based upon each party's confidence reposed in the other with respect to satisfactory performance of required work and the nondisclosure of valuable and proprietary secrets, and is, therefore, personal to each of the parties hereto. Except as expressly set forth in Section
24.2.1 of this Agreement, neither party shall transfer or assign any rights, obligations, or interests in this Agreement without the prior written consent of the other party, and SYNERGY shall not be restricted from consolidating or merging with or into or selling of all its assets to any person, firm or entity.

   24.4 Neither party's obligations to perform under this Agreement shall be subcontracted or otherwise transferred to a third party except as expressly provided in this Agreement.


                       SECTION 25 - DISCLAIMER OF AGENCY


   25.1 This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, against, or in the name of or on behalf of the other party.

   IN WITNESS WHEREOF the parties hereto have duly executed this Agreement, including EXHIBIT A which is incorporated herein and made a part hereof, in duplicate by their respective duly authorized officers.

SYNERGY SEMICONDUCTOR CORPORATION          DIGITAL EQUIPMENT CORPORATION


   By:___________________________        By:_____________________________
         (Signature)      V                    (Signature)


Name:     Kenneth G. Wolf                Name: Robert B. Palmer
     ----------------------------              --------------------------
           (Typed)                                (Typed)
                                         Vice President and Group Manage


Title:      President                    Title: Semiconductor Operations
      ---------------------------        ------ -------------------------


Date:      December 15, 1987              Date: December 14, 1987
     ----------------------------               -------------------------

                                   EXHIBIT A

                        TECHNOLOGY TRANSFER MILESTONES
                     (To be firmed up at time of Transfer)

MILESTONE           MONTH      ACTIVITY
- ---------           -----      --------
     1                0        DIGITAL exercises one of its two (2) options
                               to have SYNERGY transfer the ECL and/or

                               BiCMOS Process to DIGITAL, having satisfied one or more of the preconditions stated in paragraph 6.2

     2                1        Key contact individuals responsible for the
                               transfer and receipt of TECHNICAL INFORMATION
                               are identified by SYNERGY and DIGITAL.
                               SYNERGY transfers to DIGITAL the items of
                               TECHNICAL INFORMATION identified in
                               paragraphs 8.1.1 thru 8.1.12

     3                3        Meeting at SYNERGY to review and understand
                               the items of TECHNICAL INFORMATION received
                               by DIGITAL pursuant to Milestone 2.

     4                4        On-Line Technical Assistance (Training)
                               related to the SYNERGY ECL and/or BiCMOS
                               Process at SYNERGY's applicable manufacturing
                               facility begins.

     5                6        Meeting at DIGITAL to review final issues
                               regarding the items of TECHNICAL INFORMATION
                               received by DIGITAL.

     6                9        Correlation wafers/samples transfer initiated
                               per paragraphs 7.7 (Measurements) and 7.11
                               (Assembly-Part 1)

     7               12        DIGITAL and SYNERGY initiate wafer
                               exchange(s) pursuant to Paragraph 7.8.1
                               (Process Compatibility).

                               Meeting at SYNERGY to review results of wafer analysis.

                               Process Technical Assistance (Training)
                               complete.

     8               15        DIGITAL and SYNERGY exchange wafers pursuant
                               to Paragraph 7.11 (Assembly-Part 2).

     9               18        Parametric data and defect densities are
                               statistically comparable with 95% confidence
                               to SYNERGY's results for mean and sigma.

MILESTONE    MONTH    ACTIVITY
- ---------    -----    --------
   10         24      DIGITAL achieves a minimum wafer probe yield
                      which is equivalent to seventy five (75)
                      percent of SYNERGY's then current wafer probe
                      yield. Yield goals shall be demonstrated on
                      the cumulative average of five (5)
                      consecutive wafer lots started from initial
                      oxide.

   11         29      DIGITAL processed product passes DIGITAL's
                      requirements of characterization and
                      qualification.

   12         30      Final Review meeting between SYNERGY and
                      DIGITAL.

                                   EXHIBIT B


                              BINDING MILESTONES

      MILESTONE                                      COMPLETION DATE
      ---------                                      ---------------
1.    TEST DEVICE EVALUATION UNITS                   JUNE 1988
                  ----------

2.    1Kx4 RAM QUAL SAMPLES                          DEC 1988

3.    1Kx4 STRAM QUAL SAMPLES
      (P/N 19-28732-XX)*                             JUNE 1989

4.    MEET REVENUE GOAL CUMULATIVE
      $500K                                          JUNE 1989

5.    256x4 RAM QUAL SAMPLES (P/N 19-2873l-XX)*      SEP 1989
      OR ANOTHER PART MUTUALLY AGREED TO

6.    1Kx4 STRAM MINIMUM PRODUCTION QUANTITY
      CAPABILITY (SHIP 5K UNITS OR
      DIGITAL P.O. QTY)                              DEC 1989

7.    MEET AND ESTABLISH 1990 AND 1991 MILESTONES    DEC 1989

                                   EXHIBIT C

                       Synergy Semiconductor Corporation


                         Technical Milestone Schedule

MILESTONE                       SCHEDULED       ACTUAL

DESCRIPTION                     COMPLETION    COMPLETION
- -----------                     ----------    ----------
ASSET(TM) Process Defined       3rd Qtr  '87  3rd Qtr  '87
Interim Design Rules            4th Qtr  '87  4th Qtr  '87
Fab Agreement Signed            4th Qtr  '87  4th Qtr  '87
Test Pattern Masks              1st Qtr  '88

Final Design Rules              2nd Qtr  '88
1Kx4 Masks                      2nd Qtr  '88
1Kx4 Product Wafers             3rd Qtr  '88

First Sales                     4th Qtr  '88
1Kx4 Volume Production          2nd Qtr  '89

BiCMOS initiated                3rd Qtr  '89
2nd Product Line Init (ASM)     4th Qtr  '89
4Kx4 Masks                      2nd Qtr  '89
4Kx4 Product Wafers             3rd Qtr  '89
4Kx4 Qualification Samples      4th Qtr  '89
4KX4 Volume Production          1st Qtr  '90
4Kx1 RAM Introduced             4th Qtr  '89
16Kx1 Masks                     1st Qtr  '89
16Kx1 Product Wafers            2nd Qtr  '89
l6Kx1 Qualification Samples     3rd Qtr  '89